SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2014

MADISON COUNTY FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35679	46-0658311
(State or Other Jurisdiction Identification No.)	(Commission File No.)	(I.R.S. Employer of Incorporation)

111 West Third Street, Madison, Nebraska	68748
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (402) 454-6511

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

On April 21, 2014, the Board of Directors of Madison County Financial, Inc. (the “Company”), the holding company of Madison County Bank (the “Bank”), declared an annual cash dividend on the Company’s common stock of $0.24 per share. The dividend will be payable to stockholders of record as of May 5, 2014 and is expected to be paid on or about May 15, 2014.

The Company has 3,067,482 shares of common stock outstanding. Based on the $0.24 per share cash dividend, the aggregate amount of the dividend to be paid is $736,196, which represents approximately 25% of the Company’s 2013 consolidated net income of $3.02 million.

In April 2013, the Company announced its adoption of an annual cash dividend policy, whereby it will target an annual cash dividend payout ratio of 25% of the Company’s prior year consolidated net income, with any such annual dividends expected to be declared and paid during the second quarter of each calendar year.  The Company will review each future proposed cash dividend, and any future cash dividends will be subject to the Company and the Bank continuing to satisfy all applicable statutory and regulatory capital and asset maintenance requirements, the continued financial strength of the Company and the Bank and other factors to be considered by the Board of Directors.

This Current Report on Form 8-K contains certain forward-looking statements which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company’s and the Bank’s earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation and other economic, competitive governmental, regulatory and technological factors affecting the Company’s and the Bank’s operations, pricing, products and services.

Item 9.01.                                Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired. Not Applicable.

(b)	Pro Forma Financial Information. Not Applicable.

(c)	Shell Company Transactions. Not Applicable.

(d)	Exhibits. Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MADISON COUNTY FINANCIAL, INC.
DATE: April 23, 2014	By:	/s/ David J. Warnemunde
David J. Warnemunde President and Chief Executive Officer